SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  July 15, 1996



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


Colorado                  0-17267              84-1095959
(State or other          (Commission          (I.R.S. Employer
jurisdiction              File Number)        Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado     80202
(address of principal executive offices)          (zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

On July 15, 1996, Mallon Resources Corporation (the "Company") issued a press release, the text of which was as follows:

Mallon Oil Company, a unit of Mallon Resources Corporation (Nasdaq:
"MLRC"), reported that its Mallon '34' Federal No. 11 well in Northeast Lea Field in Lea County, New Mexico, was completed as an oil well in three Cherry Canyon zones of the Delaware Formation. The well's initial daily production rate was 192 barrels of oil, 88 mcf of gas, and 68 barrels of water. After 20 days of production, the well's current daily production rate is approximately 145 barrels of oil, 90 mcf of gas, and 25 barrels of water. The Cherry Canyon zones in which the well is completed are at depths between approximately 5780 feet and 5950 feet.

Mallon operates the well, with a 60% working interest.

Kevin Fitzgerald, Mallon Oil's president, said, "This well identifies a northwest extension of the Cherry Canyon pool. These sands will offer additional targets for our future drilling, as we move north into Section 27."

Mallon Resources Corporation's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon's mining activities are conducted by Laguna Gold Company. Mallon is headquartered in Denver, Colorado. The Company's common stock is listed on the Nasdaq, under the trading symbol "MLRC."

Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            Mallon Resources Corporation


July 18, 1996               __/s/ Roy K. Ross________________
                            Roy K. Ross, Executive Vice President